Exhibit 10.6

AMENDMENT TO THE

TESSERA TECHNOLOGIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Pursuant to Section 20(a) of the Tessera Technologies, Inc. Employee Stock Purchase Plan (the “Plan”), the Plan is hereby amended (this “Amendment”) as follows:

Section 1(n) of the Plan shall be amended in its entirety to read as follows:

(n) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date (or if there is no closing sales price or closing bid on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or if there are no closing bid and asked prices on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

Section 1(u) of the Plan shall be amended in its entirety to read as follows:

(u) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market are open for trading.

This Amendment to the Plan shall be effective as of June 13, 2008.

IN WITNESS WHEREOF, Tessera Technologies, Inc. has executed this Amendment to the Plan this 13 th day of June, 2008.

TESSERA TECHNOLOGIES, INC.

By:	/s/ Charles A. Webster
Title:	Secretary